Exhibit 5.2

[Letterhead of Richards, Layton & Finger, P.A.]

April 18, 2016

Energy Transfer Corp LP

8111 Westchester Drive

Dallas, Texas 75225

Ladies and Gentlemen:

Re:	Energy Transfer Corp LP

We have acted as special Delaware counsel for Energy Transfer Corp LP, a Delaware limited partnership (the “Partnership”), in connection with the matters contemplated by the Merger Agreement (as defined below). At your request, this opinion is being furnished to you.

We have made such inquiries and examined such documents as we have considered necessary or appropriate for purposes of giving the opinions hereinafter set forth, including the examination of executed or conformed counterparts, or copies otherwise proved to our satisfaction, of the following:

(a)	The Certificate of Limited Partnership of the Partnership (filed under the name ETE Corp, L.P.), dated as of July 7, 2015, as filed in the office of the Secretary of State of the State of Delaware (the “Secretary of State”) on July 7, 2015, as amended by the Certificate of Amendment thereto (reflecting a change in name to ETE Corp LP), dated September 3, 2015, as filed in the office of the Secretary of State on September 3, 2015, as further amended by the Certificate of Amendment thereto (reflecting a change in name to Energy Transfer Corp LP), dated September 25, 2015, as filed in the office of the Secretary of State on September 25, 2015;

(b)	The Amended and Restated Certificate of Limited Partnership of the Partnership, dated as of September 25, 2015, as filed in the office of the Secretary of State on September 28, 2015 (the “Partnership Certificate”);

(c)	The Agreement of Limited Partnership of the Partnership, dated as of July 8, 2015, as amended by Amendment No. 1 thereto, dated as of March 22, 2016;

(d)	The Certificate of Formation of Energy Transfer Corp GP, LLC, a Delaware limited liability company (the “General Partner”), dated July 2, 2015, as filed in the office of the Secretary of State on July 2, 2015 (under the name ETE Corp GP, LLC), as amended by the Certificate of Amendment thereto (reflecting a change in name to Energy Transfer Corp GP, LLC), dated September 28, 2015, as filed in the office of the Secretary of State on September 28, 2015;

(e)	The Limited Liability Company Agreement of the General Partner, dated as of July 2, 2015, as amended by Amendment No. 1 thereto, dated as of April 15, 2016;

(f)	The Written Consent of the Sole Member of the General Partner, dated March 23, 2016;

(g)	A form of First Amended and Restated Agreement of Limited Partnership of the Partnership (the “Partnership Agreement”);

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April 18, 2016

(h)	A form of Contingent Consideration Rights Agreement (the “CCR Agreement”), to be entered into among the Partnership, Energy Transfer Equity, L.P. and the Rights Agent (as defined therein), relating to contingent consideration rights (“CCRs”) attached to partnership interests in the Partnership defined in the Partnership Agreement as “Common Shares”;

(i)	The Agreement and Plan of Merger, dated as of September 28, 2015 (the “Merger Agreement”), among the Partnership, ETE Corp GP, LLC, Energy Transfer Equity, L.P., LE GP, LLC, Energy Transfer Equity GP, LLC and The Williams Companies, Inc. whereby, among other things, The Williams Companies, Inc. will merge with and into the Partnership (the “Merger”);

(j)	A Certificate of Fact, dated April 18, 2016, as to certain matters; and

(k)	A Certificate of Good Standing of the Partnership, dated April 15, 2016, obtained from the Secretary of State.

Initially capitalized terms used herein and not otherwise defined are used as defined in the Partnership Agreement.

We have obtained or have been furnished with, and have relied upon with respect to factual matters, such certificates, documents, advices and assurances from public officials and others as we have deemed necessary or appropriate for purposes of this opinion, all of which factual matters we have assumed to be true, complete and accurate in all material respects.

With respect to all documents examined by us, we have assumed that (i) all signatures on documents examined by us are genuine, (ii) all documents submitted to us as originals are authentic, (iii) all documents submitted to us as copies conform with the original copies of those documents, and (iv) all documents submitted to us as forms will not be altered or amended in any respect material to the opinion expressed herein.

For purposes of this opinion, we have assumed (i) that, at the time of the issuance and delivery of the CCRs pursuant to the Merger Agreement and the CCR Agreement, the Partnership Agreement will constitute the entire agreement among the parties thereto with respect to the subject matter thereof, and that the Partnership Certificate and the Partnership Agreement will be in full force and effect and will not be amended, (ii) the due organization or due formation, as the case may be, and valid existence in good standing of each party to the documents examined by us, other than the Partnership, under the laws of the jurisdiction governing its organization or formation, (iii) the legal capacity of natural persons who are parties to the documents examined by us, (iv) that each of the parties to the documents examined by us, other than the Partnership, has the power and authority to execute and deliver, and to perform its obligations under, such documents, (v) the due authorization by all parties thereto, other than the Partnership, of all documents examined by us, (vi) the due execution and delivery by all parties thereto, other than the Partnership with respect to the Merger Agreement, of all documents examined by us, (vii)

Energy Transfer Corp LP

April 18, 2016

that, at the time of the issuance and delivery of the CCRs pursuant to the Merger Agreement and the CCR Agreement, the books and records of the Partnership and the applicable registers will set forth all information required by the Partnership Agreement, the CCR Agreement, the Merger Agreement and the Delaware Revised Uniform Limited Partnership Act (6 Del. C. § 17-101, et seq.) (the “LP Act”), including all information with respect to all Persons to be issued the CCRs and the Common Shares to which the CCRs will be attached, (viii) that the CCRs and the Common Shares to which the CCRs will be attached will be issued to the Shareholders in accordance with the Merger Agreement, the CCR Agreement and the Partnership Agreement, (ix) that the application of the laws of the State of Delaware to the CCR Agreement would not be contrary to a fundamental policy of a jurisdiction (other than the State of Delaware) which (A) would be the jurisdiction of applicable law in the absence of an effective choice of law, and (B) has a materially greater interest than the State of Delaware in the determination of a particular issue relating to the CCR Agreement, (x) that the parties to the CCR Agreement freely agreed to Section 1.5 of the CCR Agreement (the “CCR Agreement Forum Selection Provision”), and (xi) that the CCR Agreement Forum Selection Provision is determined to be reasonable at the time of the applicable proceeding. We have not participated in the preparation of the Partnership’s registration statement on Form S-4 (as amended, the “Registration Statement”) (other than this opinion) and assume no responsibility for its contents, except for this opinion.

This opinion is limited to the laws of the State of Delaware (excluding the securities laws and blue sky laws of the State of Delaware), and we have not considered and express no opinion on the laws of any other jurisdiction, including federal laws and rules and regulations relating thereto. Our opinion is are rendered only with respect to Delaware laws and rules, regulations and orders thereunder which are currently in effect.

Based upon the foregoing, and upon our examination of such questions of law and statutes of the State of Delaware as we have considered necessary or appropriate, and subject to the assumptions, qualifications, limitations and exceptions set forth herein, we are of the opinion that: upon the consummation of the Merger and when issued and delivered pursuant to the terms of the Merger Agreement and the CCR Agreement, the CCRs will constitute valid and binding obligations of the Partnership, enforceable against the Partnership in accordance with their terms, subject to (i) applicable bankruptcy, insolvency, dissolution, liquidation, moratorium, receivership, reorganization, fraudulent transfer and similar laws relating to and affecting the rights and remedies of creditors generally, (ii) principles of equity, including applicable law relating to fiduciary duties (regardless of whether considered and applied in a proceeding in equity or at law), (iii) judicial imposition of an implied covenant of good faith and fair dealing, (iv) Sections 17-607 and 17-804 of the LP Act, and (v) the effect of applicable public policy on the enforceability of provisions relating to indemnification, exculpation or contribution.

In rendering the opinion expressed above, we express no opinion with respect to (i) provisions of a document reviewed by us to the extent that such provisions purport to bind a Person that is not a party to such document, (ii) the validity, binding effect or enforceability of purported waivers of any statutory or other rights, court rules and defenses to obligations where such waivers (A) are against public policy or (B) constitute waivers of rights which by law,

Energy Transfer Corp LP

April 18, 2016

regulation or judicial decision may not otherwise be waived, (iii) transfer restrictions in a document reviewed by us to the extent that a transfer occurs by operation of law or to the extent that Section 8-204 of the Delaware Uniform Commercial Code may be applicable, (iv) Section 1.5 of the CCR Agreement to the extent such provision provides what law governs any tort claims or causes of action, and (v) the third sentence of Section 1.12 of the CCR Agreement.

We consent to the filing of this opinion with the Securities and Exchange Commission as an exhibit to the Registration Statement and to the reference to Richards, Layton & Finger, P.A. in the Registration Statement under the heading “Legal Matters.” In giving the foregoing consent, we do not thereby admit that we come within the category of Persons whose consent is required under Section 7 of the Securities Act of 1933, as amended, or the rules and regulations of the Securities and Exchange Commission thereunder.

Very truly yours,

/s/ Richards, Layton & Finger, P.A.

GWL/JJN/DGS